Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick
Executive Vice President (847) 382-1000	Investor Relations (847) 620-1330

CTI Industries Corporation Reports
Second Quarter 2011 Financial Results

FOR IMMEDIATE RELEASE
Friday, August 12, 2011

LAKE BARRINGTON, IL, August 12, 2011 -- CTI Industries Corporation (CTIB - NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the second quarter of 2011 and for the six month period ended June 30, 2011.

Consolidated net sales for the second quarter of 2011 were $11,965,000 compared to consolidated net sales of $12,964,000 for the second quarter of 2010, a decrease of 7.7%.  The Company earned net income of $13,000 or $0.0 per share (basic and diluted) for the second quarter of 2011 compared to net income of $607,000 or $0.21 per share (basic) and $0.20 (diluted) for the second quarter of 2010.

For the six month period ended June 30, 2011, consolidated net sales were $24,662,000 compared to $25,375,000 for the same period in 2010, a decrease of 2.8%.  For this six month period in 2011, net income was $310,000 or $0.10 per share (basic and diluted) compared to net income of $1,206,000, or $0.43 per share (basic) and $0.42 (diluted) for the same period of 2010.

Key Factors and Trends

The principal factor in the decline in net income for the quarter and six months ended June 30, 2011 compared to the same periods of 2010 is the reduction in the gross margin rate.  The gross margin rates in the second quarter and six months of 2010 were 22.2% and 23.3%, respectively.  In the second quarter and six months of 2011, the gross margin rates were 17.3% and 18.4%, respectively.  This reduction in gross margin rates was due principally to increases in the cost of goods which resulted principally from (i) significant increases in the costs of raw materials, particularly latex, plastic sheeting and resin and (ii) increases in shipping costs.

Net sales of foil balloons decreased by 10.9% in the second quarter compared to the same period of 2010, from $6,262,000 to $5,578,000.  For the six month period, net sales of foil balloons decreased by 1.6% from $12,167,000 in the six months ended June 30, 2010 to $11,977,000 for the same period of 2011.

For the second quarter of 2011, net sales of pouch products were down 23.3% from the second quarter of 2010, from $2,225,000 in the second quarter of 2010 to $1,707,000 in the second quarter of 2011.  For the six months ended June 30, 2011, pouch sales were $3,861,000 compared to $5,266,000 for the same period of 2010, a decrease of 26.7%.

During the second quarter of 2011, sales of latex balloon products increased by 17.6% to $2,725,000 from sales of $2,318,000 in the second quarter of 2010.  For the six months ended June 30, 2011 sales of latex balloons were $4,821,000 compared to sales of $4,145,000 in the same period of 2010, an increase of 16.3%.

Operating expenses were down modestly in both the second quarter of 2011 and the six months ended June 30, 2011 over the same periods in the prior year.  As a percentage of revenues, operating expenses declined from 16.0% of sales in the six months ended June 30, 2010 to 15.4% of sales for the same period in 2011.

Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.  Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission.  More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

- FINANCIAL HIGHLIGHTS FOLLOW -

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30, 2011	December 31, 2010

Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$493,559	$761,874
Accounts receivable, net	7,908,907	8,533,626
Inventories, net	11,642,078	10,368,037
Other current assets	2,323,300	1,762,552
Total current assets	22,367,844	21,426,089

Property, plant and equipment, net	9,416,824	9,659,768
Other assets	1,551,384	1,775,531

Total Assets	$33,336,052	$32,861,388

Liabilities & Equity
Total current liabilities	$16,698,522	$17,952,042
Long term debt, less current maturities	4,140,552	3,129,685
CTI Industries Corporation stockholders' equity	12,561,852	11,784,340
Noncontrolling interest	(64,874)	(4,679)

Total Liabilities & Equity	$33,336,052	$32,861,388

Condensed Consolidated Statements of Operations
	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$11,964,764	$12,964,203	$24,662,419	$25,374,969
Cost of sales	9,894,922	10,091,153	20,121,805	19,457,347

Gross profit	2,069,842	2,873,050	4,540,614	5,917,622

Operating expenses	1,920,130	1,983,390	3,792,472	4,067,906

Income from operations.	149,712	889,660	748,142	1,849,716

Other (expense) income:
Net Interest expense	(144,035)	(296,395)	(283,241)	(540,468)
Other	15,150	(21,463)	26,268	(34,687)

Income before income taxes	20,827	571,802	491,169	1,274,561

Income tax expense (benefit)	35,472	(21,036)	240,901	95,324

Net (loss) income	(14,645)	592,838	250,268	1,179,237

Less: Net loss attributable to noncontrolling interest	(28,000)	(13,929)	(60,195)	(26,373)

Net income attributable to CTI Industries Corporation	$13,355	$606,767	$310,463	$1,205,610

Income applicable to common shares	$13,355	$606,767	$310,463	$1,205,610

Basic income per common share	$0.00	$0.21	$0.10	$0.43

Diluted income per common share	$0.00	$0.20	$0.10	$0.42

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	3,137,848	2,898,811	3,137,842	2,834,265

Diluted	3,187,779	2,959,952	3,193,213	2,877,102